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                                                                     Exhibit 5.1

                                  July 15, 2002

Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758

         Re:   Registration Statement on Form S-8 of Encore Medical Corporation

Gentlemen:

         We are acting as counsel for Encore Medical Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 1,000,000 additional shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), which shares are issuable upon the exercise of incentive stock options ("Incentive Options"), non-qualified stock options ("Non-Qualified Options") and stock appreciation rights ("Appreciation Rights"), and are issuable upon the grant of restricted stock awards ("Restricted Awards"), unrestricted stock awards ("Unrestricted Awards"), deferred stock awards ("Deferred Awards"), performance unit awards ("Performance Awards"), and other stock-based awards ("Other Awards"), granted (in the case of Incentive Options and Non-Qualified Options only) or to be granted from time to time to eligible persons, pursuant to the provisions of the Company's 1996 Incentive Stock Plan (the "Plan"). A Registration Statement on Form S-8 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

         In reaching the conclusions expressed in this opinion we have examined and relied upon such documents, corporate records, and other instruments, including certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as we have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy, and completeness of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us.

         Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is our opinion that the Shares, when issued by the Company in accordance with the terms of the Plan, the Incentive Options, Non-Qualified Options, Appreciation Rights, Restricted Awards, Unrestricted Awards, Deferred Awards, Performance Awards, and the Other Awards, for consideration having a value not less than the par value thereof, will be validly issued, fully paid and non-assessable.

         We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

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Encore Medical Corporation
July 15, 2002
Page 2

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                    Very truly yours,

                                                    JACKSON WALKER L.L.P.

                                                    /s/ Jackson Walker L.L.P.

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